Exhibit 10.1

ManpowerGroup Inc.
100 Manpower Place
Milwaukee, Wisconsin 53212

____________ ___, 2018
[NAME]
[POSITION]
ManpowerGroup Inc.
100 Manpower Place
Milwaukee, WI 53212
[NAME]:
Please refer to our letter agreement dated and accepted by you on [DATE] (the “Severance Agreement”) regarding your severance benefits. We have agreed to amend the Severance Agreement as follows:
1.    The following provision will be added as a new Section [20]:
“Consistency with Applicable Law. Nothing in this Agreement prohibits you from voluntarily reporting possible violations of law or regulation to any governmental agency, including, but not limited to the Department of Justice, the Securities and Exchange Commission, or any other state or federal regulatory authority, or making other disclosures that are protected under the whistleblower provisions of federal, state or local laws or regulations. You do not need prior authorization from the Consolidated ManpowerGroup to make such reports or disclosures and you are not required to notify the Consolidated Manpower Group or any of its agents that you have made such reports or disclosures; however, we encourage you to do so. Finally, your good faith report or disclosure shall not trigger the forfeiture rights under Subsection [2(h)] of this Agreement or otherwise limit your right to receive an award for information provided to any government agency.”
The capitalized terms used above which are not otherwise defined in this letter will have the meanings assigned to them in the Severance Agreement. Except as modified by this letter, the Severance Agreement will remain in full force and effect.
Please confirm your agreement with the foregoing by signing and returning to the Corporation a copy of this letter.
MANPOWERGROUP INC.

By:

Agreed as of the __ day of ____________, 2018.

By:
[NAME]